Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations of TriSalus

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited interim consolidated financial statements and the related notes thereto as of June 30, 2023 and for the three and six months ended June 30, 2023 and 2022 included in Exhibit 99.1 to this Current Report on Form 8-K (the “Form 8-K”) and our audited consolidated financial statements as of and for the fiscal year ended December 31, 2022 included in our definitive proxy statement and final prospectus, dated July 18, 2023 (the “Proxy Statement/Prospectus”). This discussion and analysis contains forward-looking statements, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” “will,” “continue,” “project,” and the like, and/or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including those we describe under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” and elsewhere in this Form 8-K and in the Proxy Statement/Prospectus, that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements. The Company’s actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors.

For purposes of this discussion, “TriSalus,” “the Company,” “we,” “us” or “our” refer to TriSalus Life Sciences, Inc. (which changed its name to TriSalus Operating Life Sciences, Inc. in connection with the Business Combination) and its subsidiaries prior to the consummation of the Business Combination and TriSalus Life Sciences, Inc. (formerly known as MedTech Acquisition Corporation) after the consummation of the Business Combination, unless the context otherwise requires.

Capitalized terms used but not defined in this Exhibit 99.2 shall have the meanings ascribed to them in the Proxy Statement/Prospectus.

Overview

TriSalus is engaged in the research, development, and sales of innovative drug delivery technology and immune-oncology therapeutics to improve outcomes in difficult to treat liver and pancreatic cancer. Our technology is utilized in the delivery of our therapeutics and administered by interventional radiologists. We are developing and marketing two product lines — Pressure Enabled Drug Delivery infusion systems, in use today, and an investigational agent, SD-101, which shows potential to enhance response to checkpoint inhibitor therapy used to treat hepatocellular cancer, pancreatic cancer and other liver solid tumors.

In 2020, we also launched TriNav™, which is our newest liver therapy delivery device with SmartValve technology for our proprietary PEDD approach. In November 2019, we gained TPT payments approval from CMS, which allows hospitals to cover the cost of using TriNav. The approval began in January 2020 and is scheduled to expire at the end of 2023;. On June 1, 2023, TriSalus applied for a new technology Ambulatory Payment Classifications ("APC") code with CMS and met with them on June 26, 2023 to review the application. If granted, the new technology APC code would allow for continuing reimbursement for the TriNav device at similar reimbursement rates for the period beginning January 1, 2024, but there can be no assurance that such code will be granted or that continuing reimbursement will be available at similar reimbursement rates or at all.

We are currently in our early stage of development and have yet to generate revenues sufficient to drive positive cash flows from operations. Beginning in 2020, we began a strategic transformation from a company focused solely on the sale of our infusion systems to a therapeutic company whereby our medical devices are marketed alongside the pharmaceutical drugs and other treatments that the devices deliver to patients. This transformation led us to acquire our first immune-oncology drug, SD-101, in July 2020, and to begin clinical development of SD-101 for the treatment of liver and pancreatic cancers.

The Business Combination

On November 11, 2022, we entered into an Agreement and Plan of Merger (the "Merger Agreement") with MedTech Acquisition Corporation ("MTAC") and MTAC Merger Sub, Inc., a wholly owned subsidiary of MTAC ("Merger Sub"), pursuant to which, TriSalus will merge with and into Merger Sub, with TriSalus surviving the merger and becoming a wholly owned subsidiary of MTAC (the "Business Combination"). The aggregate consideration payable to the stockholders of TriSalus is $220.0 million, payable solely in shares of Combined Company Common Stock. The closing of the Business Combination is subject to certain conditions including, among others, (i) the stockholders of TriSalus and the stockholders of MTAC approving of the Business Combination, (ii) the Nasdaq Stock Market approving for listing the Combined Company Common Stock to be issued in connection with the Business Combination, (iii) MTAC having at least $60.0 million in Available Closing MTAC Cash at closing, and (iv) MTAC has $5.0 million or more in net tangible assets at closing. In May 2023, the Merger Agreement was amended to change the Available Closing MTAC Cash at closing to $35.0 million.

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On August 8, 2023, the stockholders of MTAC approved the Business Combination, and the Business Combination closed on August 10, 2023. Pursuant to the Merger Agreement, 890,020,482 shares of TriSalus common stock (after conversion of all outstanding shares of preferred stock and all in-the-money warrants) were exchanged for approximately 22,000,000 shares of MTAC common stock, reflecting an exchange ratio of approximately 0.02471853.

Following the consummation of the Business Combination, TriSalus was deemed the accounting acquirer and is accounting for the Business Combination as a reverse recapitalization. See “Unaudited Pro Forma Condensed Combined Financial Information” included in Exhibit 99.3 to this Report for additional information on the Business Combination and related financial impact.

As a result of the Business Combination, we will hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources.

Factors Affecting Our Performance

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section titled “Risk Factors” in the Proxy Statement/Prospectus In particular, our performance is affected by:

1)	The continued acceptance and growth of TriNav in the marketplace. While we believe TriNav to be a superior technology for the delivery of therapies to tumors, particularly high-density tumors, there are other technologies with which we compete. Our ability to grow TriNav sales depends on the skills of our sales force and the willingness of the marketplace to use TriNav.

2)	Our ability to maintain our current TriNav pricing and gross margins to help fund the rest of our activities. Our current pricing allows us to generate a substantial gross margin, which provides funds to support our growth and our research and development (“R&D”) for both TriNav and SD-101. TriNav sells at a significant premium to competitive products. Our higher price is currently supported by the TPT payment program from CMS; however, the current TPT authorization expires on December 31, 2023. On June 1, 2023, TriSalus applied for a new technology APC with CMS and met with them on June 26, 2023 to review the application. If granted, the new technology APC code would allow for continuing reimbursement for the TriNav device at similar reimbursement rates for the period beginning January 1, 2024, but there can be no assurance that such code will be granted or that continuing reimbursement will be available at similar reimbursement rates or at all. If we are unable to obtain such permanent reimbursement or continuing reimbursement is not available at similar reimbursement rates, we may be forced to reduce our price to compete, which would impact our margins.

3)	The success and cost of our clinical trials of SD-101. SD-101 is in Phase 1 human trials to determine if, when delivered via TriNav, it is safe and effective in treating certain cancers. As with all drug candidates, the cost of operating clinical trials can be substantial, with no guarantee that the trials will result in favorable data.

4)	Obtaining FDA approval of SD-101 for sale. Our clinical trials are still in early stages, and there is no certainty that we will generate favorable data or that, upon review, the FDA will approve SD-101 for sale.

Recent Developments

In October 2022, we sold 28,571,428 shares of Series B-2 preferred stock in a private financing, primarily to existing stockholders, at a price of $0.35 per share (raising approximately $9.8 million, net of issuance costs) (the “Initial Preferred Stock Financing”). For each share sold, we also issued a warrant to purchase four shares of Series B-3 preferred stock for no additional consideration (warrants to purchase an aggregate of 114,285,712 shares of Series B-3 preferred stock were issued in the Initial Preferred Stock Financing). The strike price of the warrants issued was $0.05 per share. The Initial Preferred Stock Financing included, at the unilateral option of the Company, a second tranche for to the sale of up to 20,990,498 shares of Series B-2 preferred stock for approximately $7.3 million (which could be increased up to an aggregate of 28,571,428 shares of Series B-2 preferred stock for approximately $10.0 million), with each such share of Series B-2 preferred stock accompanied by a warrant to purchase four shares of Series B-3 preferred stock at a strike price of $0.05 per share (warrants to purchase up to an aggregate of 114,285,712 shares of Series B-3 preferred stock may be issued in closings of the second tranche of the Initial Preferred Stock Financing assuming the full $10.0 million is sold); and a third tranche, at the unilateral election of investors who participated in the second tranche, for the sale of up to 12,381,544 shares of Series B-2 preferred stock, for approximately $4.3 million (which could be increased up to an aggregate of 14,285,714 shares of Series B-2 preferred stock for approximately $5.0 million), with each such share of Series B-2 preferred stock accompanied by a warrant to purchase eight shares of Series B-3 preferred stock at a strike price of $0.05 per share (warrants to purchase up to an aggregate of 114,285,712 shares of Series B-3 preferred stock may be issued in the third tranche closing assuming the full $5.0 million is sold). We made offers to participate in the Series B-2 preferred stock financing to all of our existing preferred stockholders (representing approximately 99.2% of our then outstanding shares on an as converted to common stock basis) to continue to fund our operations through the expected period for completing the Business Combination, including our expenses in connection with the Business Combination and readying ourselves to be a public company.

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In March 2023, we effectuated closings of a portion of the second tranche of the Initial Preferred Stock Financing whereby (i) 8,396,207 shares of Series B-2 preferred stock and accompanying warrants to purchase 33,584,828 shares of Series B-3 preferred stock, representing 40% of the shares committed in the second tranche, were sold for an aggregate purchase price of approximately $2.9 million, and (ii) 714,285 shares of Series B-2 preferred stock and accompanying warrants to purchase 2,857,140 shares of Series B-3 preferred stock, none of which were shares committed in the second tranche, were sold for an aggregate purchase price of $0.25 million. As a result of the closings of a portion of the second tranche of the Initial Preferred Stock Financing described above, in accordance with the anti-dilution rights in the Company’s certificate of incorporation, the conversion prices of the Company’s preferred stock (i) were adjusted to $1.02 for Series A-1 preferred stock, $0.32 for Series A-2 preferred stock, $0.35 for Series A-3 preferred stock, $0.33 for Series A-4 preferred stock, $0.35 for Series A-5 preferred stock, $0.40 for Series A-6 preferred stock, $0.25 for Series B preferred stock, and $0.29 for Series B-1 preferred stock and (ii) remained the same for Series B-2 preferred stock ($0.35) and Series B-3 preferred stock ($0.05), which correlate to approximate (in each case rounded to three decimals) exchange ratios of 1.200 to 1 for Series A-1 preferred stock, 1.209 to 1 for Series A-2 preferred stock, 1.229 to 1 for Series A-3 preferred stock, 1.200 to 1 for Series A-4 preferred stock, 1.257 to 1 for Series A-5 preferred stock, 1.250 to 1 for Series A-6 preferred stock, 1.200 to 1 for Series B preferred stock, 1.207 to 1 for Series B-1 preferred stock, 1 to 1 for Series B-2 preferred stock and 1 to 1 for Series B-3 preferred stock.

In June 2023, we effectuated closings of a portion of the second tranche of the Initial Preferred Stock Financing whereby (i) 10,428,583 shares of Series B-2 preferred stock and accompanying warrants to purchase 41,714,332 shares of Series B-3 preferred stock, representing approximately 49.7% of the shares committed in the second tranche, were sold for an aggregate purchase price of approximately $3.7 million, and (ii) 6,714,284 shares of Series B-2 preferred stock and accompanying warrants to purchase 26,857,136 shares of Series B-3 preferred stock, none of which were shares committed in the second tranche, were sold for an aggregate purchase price of approximately $2.3 million. As a result of the closings of a portion of the second tranche of the Initial Preferred Stock Financing described above, in accordance with the anti-dilution rights in the Company’s certificate of incorporation, the conversion prices of the Company’s preferred stock (i) were adjusted to $0.96 for Series A-1 preferred stock, $0.30 for Series A-2 preferred stock, $0.33 for Series A-3 preferred stock, $0.31 for Series A-4 preferred stock, $0.33 for Series A-5 preferred stock, $0.37 for Series A-6 preferred stock, $0.24 for Series B preferred stock, and $0.27 for Series B-1 preferred stock and (ii) remained the same for Series B-2 preferred stock ($0.35) and Series B-3 preferred stock ($0.05), which correlate to approximate (in each case rounded to three decimals) exchange ratios of 1.275 to 1 for Series A-1 preferred stock, 1.290 to 1 for Series A-2 preferred stock, 1.303 to 1 for Series A-3 preferred stock, 1.277 to 1 for Series A-4 preferred stock, 1.333 to 1 for Series A-5 preferred stock, 1.351 to 1 for Series A-6 preferred stock, 1.250 to 1 for Series B preferred stock, 1.296 to 1 for Series B-1 preferred stock, 1 to 1 for Series B-2 preferred stock and 1 to 1 for Series B-3 preferred stock.

In July 2023, holders of warrants to purchase 90,619,356 shares of Series B-3 preferred stock exercised their purchase rights for proceeds of approximately $4.5 million.

Components of Results of Operations

The following discussion sets forth certain components of our consolidated statements of operations as well as factors that impact those items.

Revenue

We currently operate in one reportable segment and revenue is generated primarily from sales of PEDD infusion systems to our customers, principally related to TriNav. Revenue is recognized when control of the promised goods or services is transferred to the customer in an amount that reflects the consideration to which we expect to be entitled in exchange for those products or services.

The primary end-user customers for our products are hospitals, clinics and physicians. We had certain arrangements with our distributors under which they purchase our products and then resell them in geographic markets where we do not have a sales presence. These arrangements provided for a discount on the invoice when the distributor resold our units at our normal sales price. Such sales are recorded net of the discounts. All such arrangements were terminated on or before December 31, 2022.

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Cost of Goods Sold

Cost of goods sold primarily consists of raw materials, direct labor and manufacturing overhead costs related to sales of TriNav.

Gross Profit and Gross Margin

Gross profit represents revenue less cost of goods sold. Gross margin is gross profit expressed as a percentage of revenue. Our gross margin and overall profitability may in the future fluctuate from period to period based on a number of factors, such as the innovation initiatives we undertake, manufacturing costs and efficiencies, and obtaining a permanent reimbursement code for our product.

Operating Expenses

Our operating expenses consist of R&D, sales and marketing and general and administrative expenses.

Research and Development

R&D expenses include engineering, regulatory, pre-clinical and clinical activities. We expense R&D costs as incurred. We recognize expenses for certain development activities, such as preclinical studies and manufacturing, based on an evaluation of the progress to completion of specific tasks using data or other information provided to us by our vendors. Payments for these activities are based on the terms of the individual agreements, which may differ from the pattern of expenses incurred. Non-refundable advance payments for goods or services to be received in the future for use in R&D activities are recorded as prepaid expenses. These amounts are recognized as an expense as the goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered, or the services rendered.

R&D activities account for a significant portion of our operating expenses. We expect our R&D expenses to increase significantly in future periods as we continue to implement our business strategy, which includes advancing our manufacturing technologies into and through clinical development of SD-101, expanding our R&D efforts, including hiring additional personnel to support our R&D efforts, and seeking regulatory approvals for our drug candidates that successfully complete clinical trials. In addition, drug candidates in later stages of clinical development generally incur higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. Accordingly, although we expect our R&D expenses to increase as SD-101 advances into later stages of clinical development, we do not believe that it is possible at this time to accurately project total program-specific expenses through to commercialization.

Sales and Marketing

Sales and marketing expense consists primarily of salaries, commissions, travel and related business expenses, attendance at medical society meetings, product promotions and marketing activities.

General and Administrative

General and administrative expense includes executive management, finance, information technology, human resources, business development, legal, and the administrative and professional costs associated with those activities. General and administrative costs also include corporate facility costs, including rent, utilities, depreciation and maintenance, not otherwise included in production or R&D expenses, as well as regulatory and professional fees for legal, patent, accounting and other consulting services.

Interest Expense

Interest expense primarily consists of interest incurred under the term loan, convertible notes and amortization of debt issuance costs.

Loss on Conversion of Convertible Notes

Loss on conversion of convertible notes primarily consists of the remaining balance of unamortized debt discounts associated with the conversion of the convertible notes upon a qualified financing.

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Loss on Equity Issuance

Loss on equity issuance represents the excess of the fair value of the warrants to purchase Series B-3 preferred stock and the Series B-2 tranche liabilities over the proceeds received from the Initial Preferred Stock Financing and subsequent tranche closings.

Change in Fair Value of Tranche and Warrant Liabilities

Change in fair value of warrant and tranche liabilities represents the change in fair value of the warrants to purchase Series B-3 preferred stock and the Series B-2 tranche liabilities at each reporting period that were issued as part of the Initial Preferred Stock Financing.

Other Income and Expense, Net

Other income and expense primarily consists of gain on forgiveness of our Paycheck Protection Program (“PPP”) loan.

Deemed dividend related to Series B-2 preferred stock down round provision

The deemed dividend represents the value attributed to the increase in shares of common stock that preferred stockholders received as a result of the Series B-2 preferred stock financing rounds in October 2022 and March 2023, which was deemed to be a down round and triggered the anti-dilution provisions associated with our preferred stock. The resulting increase in value of the preferred stock was deemed to be a dividend to the preferred stockholders and was recognized as a non-cash adjustment to additional paid-in-capital.

Income Tax Benefit (Expense)

Our income tax provision consists primarily of U.S. federal and state income taxes. We maintain a full valuation allowance for our federal and state deferred tax assets, including net operating loss carryforwards, as we have concluded that it is not more likely than not that the deferred tax assets will be realized.

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Results of Operations:

The following table sets forth our consolidated statements of operations data for each of the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$4,612	$2,878	$7,596	$5,248
Cost of goods sold	772	364	1,434	741
Gross profit	3,840	2,514	6,162	4,507
Operating expenses:
Research and development	6,862	5,516	12,504	10,283
Sales and marketing	3,492	3,146	6,741	5,851
General and administrative	4,920	2,517	8,472	4,929
Loss from operations	(11,434)	(8,665)	(21,555)	(16,556)
Interest income	36	25	71	26
Interest expense	(4)	—	(9)	—
Loss on equity issuance	(3,604)	—	(4,189)	—
Change in fair value of tranche and warrant liabilities	1,070	—	3,491	—
Other income and expense, net	(25)	(36)	(43)	(19)
Loss before income taxes	(13,961)	(8,676)	(22,234)	(16,549)
Income tax benefit (expense)	(13)	(3)	(8)	(3)
Net loss available to common stockholders	$(13,974)	$(8,679)	$(22,242)	$(16,552)
Deemed dividend related to Series B-2 preferred stock down round provision	$(2,022)	$—	$(2,981)	$—
Net loss attributable to common stockholders	$(15,996)	$(8,679)	$(25,223)	$(16,552)

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The following table sets forth our consolidated statements of operations data expressed as a percentage of revenue:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	16.7	12.6	18.9	14.1
Gross profit	83.3	87.4	81.1	85.9
Operating expenses:
Research and development	148.8	191.7	164.6	195.9
Sales and marketing	75.7	109.3	88.7	111.5
General and administrative	106.7	87.5	111.5	93.9
Loss from operations	(247.9)	(301.1)	(283.8)	(315.5)
Interest income	0.8	0.9	0.9	0.5
Interest expense	(0.1)	—	(0.1)	—
Loss on equity issuance	(78.1)	—	(55.1)	—
Change in fair value of tranche and warrant liabilities	23.2	—	46.0	0.0
Other income and expense, net	(0.5)	(1.3)	(0.6)	(0.4)
Loss before income taxes	(302.7)	(301.5)	(292.7)	(315.3)
Income tax benefit (expense)	(0.3)	(0.1)	(0.1)	(0.1)
Net loss available to common stockholders	(303.0)%	(301.6)%	(292.8)%	(315.4)%
Deemed dividend related to Series B-2 preferred stock down round provision	(43.8)%	—%	(39.2)%	0.0%
Net loss attributable to common stockholders	(346.8)%	(301.6)%	(332.1)%	(315.4)%

Comparison of the Three Months Ended June 30, 2023, and 2022

Revenue

	Three Months Ended June 30,		$	%
	2023	2022	Change	Change

	(dollars in thousands)
Revenue	$4,612	$2,878	$1,734	60.3%

Revenue increased by $1.7 million or 60.3% for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022. The increase in revenue was primarily due to an increase of $1.5 million in sales of TriNav as our launch of the product, begun in 2020, recovered from the impact of the Covid-19 pandemic. In addition, we recorded a reduction in sales discounts of $0.2 million as we terminated the distributor agreements that required the discounts.

Cost of Goods Sold and Gross Profit

	Three Months Ended June 30,		$	%
	2023	2022	Change	Change

	(dollars in thousands)
Cost of goods sold	$772	$364	$408	112.1%
Gross profit	$3,840	$2,514	$1,326	52.7%

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Cost of goods sold increased by $0.4 million, or 112.1%, for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022. The increase in cost of goods sold was primarily due to additional production of TriNav to support our sales growth.

Gross profit increased by $1.3 million or 52.7%, and gross margin decreased to 83.3% from 87.4% for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022, respectively. The increase in gross profit was due primarily to the increase in revenue. The reduction in gross margin was driven principally by higher labor costs, partially offset by lower material costs.

Operating Expenses

Research and Development

	Three Months Ended June 30,		$	%
	2023	2022	Change	Change

	(dollars in thousands)
Research and development	$6,862	$5,516	$1,346	24.4%

R&D expenses increased by $1.3 million, or 24.4%, for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022. The increase was primarily driven by increased activity in our three clinical trials of our drug candidate, SD-101, along with small increases in headcount related expenses and travel.

Sales and Marketing

	Three Months Ended June 30,		$	%
	2023	2022	Change	Change

	(dollars in thousands)
Sales and marketing	$3,492	$3,146	$346	11.0%

Sales and marketing expenses increased by $0.3 million or 11.0%, for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022. The increase was primarily driven by a $0.8 million increase for payroll and travel expenses due to increased headcount of sales and marketing personnel to support our sales of TriNav. The increase was partially offset by a reduction in professional services of $0.5 million, reflecting lower expenditures after completing development of our web site and social media platforms.

General and Administrative

	Three Months Ended June 30,		$	%
	2023	2022	Change	Change

	(dollars in thousands)
General and administrative	$4,920	$2,517	$2,403	95.5%

General and administrative expenses increased by $2.4 million, or 95.5%, for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022. The increase was primarily due to a $1.8 million increase for professional services, principally for consulting and auditing work in connection with our issuance of Series B-2 preferred stock and the Business Combination, and a $0.6 increase in payroll and travel expenses related to additional personnel.

Interest Income

	Three Months Ended June 30,		$	%
	2023	2022	Change	Change

	(dollars in thousands)
Interest income	$36	$25	$11	N/A

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Interest income increased by $11 thousand for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022. The increase was due to higher interest received from the investment of our excess cash in short-term money market funds in three months ended June 30, 2023.

Loss on Equity Issuance

	Three Months Ended June 30,		$	%
	2023	2022	Change	Change

	(dollars in thousands)
Loss on equity issuance	$(3,604)	$—	$(3,604)	N/A

A loss on equity issuance of $3.6 million was recorded in the three months ended June 30, 2023, attributable to the issuance of Series B-2 preferred stock and the accompanying warrants to purchase Series B-3 preferred stock, which were valued at $4.0 million in excess of the proceeds received as part of the partial closing of the second tranche. The fair value exceeded proceeds primarily due to the issuance of warrants to purchase four shares of Series B-3 preferred stock for every one share of Series B-2 preferred stock purchased. This was partially offset by a gain on the extinguishment of the tranche liabilities of $0.6 million due to the issuance of 17,142,867 shares of Series B-2 preferred stock, with accompanying warrants to purchase four shares of Series B-3 preferred stock, in June 2023 for proceeds of $6,000.

Change in Fair Value of Tranche and Warrant Liabilities

	Three Months Ended June 30,		$	%
	2023	2022	Change	Change

	(dollars in thousands)
Change in fair value of tranche and warrant liabilities	$1,070	$—	$1,070	N/A%

The change in fair value of tranche and warrant liabilities resulted in a gain of $1.1 million in the three months ended June 30, 2023.

Deemed dividend related to Series B-2 preferred stock down round provision

	Three Months Ended June 30,		$	%
	2023	2022	Change	Change

	(dollars in thousands)
Deemed dividend related to Series B-2 preferred stock down round provision	$(2,022)	$—	$(2,022)	N/A

The deemed dividend is related to the closings of a portion of the second tranche of the Initial Preferred Stock Financing in June 2023, which was deemed to be a down round and triggered the anti-dilution provisions associated with our preferred stock. As a result, the conversion prices of all prior series of preferred stock were adjusted such that the holders would receive more shares of common stock upon conversion than previously. The resulting increase in value of the preferred stock was deemed to be a dividend to the preferred stockholders and we recognized a $2.0 million, non-cash adjustment to additional paid-in-capital for the three months ended June 30, 2023. There was no such adjustment recorded in the three months ended June 30, 2022.

Comparison of the Six Months Ended June 30, 2023, and 2022

Revenue

	Six Months Ended June 30,		$	%
	2023	2022	Change	Change

	(dollars in thousands)
Revenue	$7,596	$5,248	$2,348	44.7%

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Revenue increased $2.3 million, or 44.7%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022. The increase was primarily due to higher sales volume of TriNav, amounting to $2.0 million, and a reduction in discounts of $0.3 million as a result of the shift away from sales to distributors.

Cost of Goods Sold and Gross Profit

	Six Months Ended June 30,		$	%
	2023	2022	Change	Change

	(dollars in thousands)
Cost of goods sold	$1,434	$741	$693	93.5%
Gross profit	$6,162	$4,507	$1,655	36.7%

Cost of goods sold increased by $0.7 million, or 93.5%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022. The increase in cost of goods sold was primarily due to the higher volume of TriNav produced in the period to support the higher sales volume.

Gross profit increased by $1.7 million, or 36.7%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022, and gross margin decreased from 85.9% to 81.1%. The increase in gross profit was driven primarily by higher sales volume. The decrease in gross margin was driven primarily by higher material costs.

Operating Expenses

Research and Development

	Six Months Ended June 30,		$	%
	2023	2022	Change	Change

	(dollars in thousands)
Research and development	$12,504	$10,283	$2,221	21.6%

R&D expenses increased by $2.2 million, or 21.6%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022. The increase was primarily due to a $1.8 million increase in spend on our clinical trials, an increase of $0.5 million for development of manufacturing of SD-101, and a decrease of $0.1 million in spend on professional services as we increased our headcount.

Sales and Marketing

	Six Months Ended June 30,		$	%
	2023	2022	Change	Change

	(dollars in thousands)
Sales and marketing	$6,741	$5,851	$890	15.2%

Sales and marketing expenses increased by $0.9 million, or 15.2%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022. The increase was primarily driven by a $1.2 million increase for additional payroll expenses due to an increase in headcount of sales and marketing personnel, and $0.1 million of additional travel expense, partially offset by a $0.5 million decrease in marketing expense, reflecting lower expenditures after completing development of our web site and social media platforms.

General and Administrative Expenses

	Six Months Ended June 30,		$	%
	2023	2022	Change	Change

	(dollars in thousands)
General and administrative expenses	$8,472	$4,929	$3,543	71.9%

General and administrative expenses increased by $3.5 million, or 71.9%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022. The increase was primarily due to a $2.8 million increase in professional service fee due to additional legal and audit-related expenditures for the Business Combination, and a $0.7 million increase for payroll and personnel expenses due to increased headcount of general and administrative personnel.

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Interest Income

	Six Months Ended June 30,		$	%
	2023	2022	Change	Change

	(dollars in thousands)
Interest income	$71	$26	$45	(173.1%)

Interest income increased by $45.0 thousand, or (173.1%), for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022. The increase was primarily due to a combination of higher surplus cash balances invested in money market funds and higher interest rates during the six months ended June 30, 2023.

Loss on Equity Issuance

	Six Months Ended June 30,		$	%
	2023	2022	Change	Change

	(dollars in thousands)
Loss on equity issuance	$(4,189)	$—	$(4,189)	N/A

A loss on equity issuance of $4.2 million was recorded in the six months ended June 30, 2023, attributable to the issuance of Series B-2 preferred stock and the accompanying warrants to purchase Series B-3 preferred stock and related tranche obligations, which were valued in excess of the proceeds received as part of the transaction. The fair value exceeded proceeds primarily due to the issuance of warrants to purchase four shares of Series B-3 preferred stock for every one share of Series B-2 preferred stock purchased in the Initial Preferred Stock Financing.

Change in Fair Value of Tranche and Warrant Liabilities

	Six Months Ended June 30,		$	%
	2023	2022	Change	Change

	(dollars in thousands)
Change in fair value of tranche and warrant liabilities	$3,491	$—	$3,491	N/A

The change in fair value of tranche and warrant liabilities resulted in a loss of $3.5 million in the six months ended June 30, 2023. There were no tranche or warrant liabilities in the six months ended June 30, 2022.

Deemed dividend related to Series B-2 preferred stock down round provision

	Six Months Ended June 30,		$	%
	2023	2022	Change	Change

	(dollars in thousands)
Deemed dividend related to Series B-2 preferred stock down round provision	$(2,981)	$—	$(2,981)	N/A

The deemed dividend is related to the Initial Preferred Stock Financing, which was deemed to be a down round and triggered the anti-dilution provisions associated with our preferred stock. As a result, the conversion prices of all prior series of preferred stock were adjusted such that the holders would receive more shares of common stock upon conversion than previously. The resulting increase in value of the preferred stock was deemed to be a dividend to the preferred stockholders and we recognized a $3.0 million, non-cash adjustment to additional paid-in-capital for the six months ended June 30, 2023. There was no such adjustment recorded in the six months ended June 30, 2022.

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Liquidity and Capital Resources

Overview

Since inception, we have incurred significant net losses and expect to continue to incur net losses for the foreseeable future due to the investments we will continue to make in R&D and sales and marketing, and due to additional general and administrative costs we expect to incur as a public company. We incurred net losses of $22.2 million for the six months ended June 30, 2023. We had cash and cash equivalents of approximately $3.9 million at June 30, 2023. Since inception, we have financed operations primarily through the issuance of preferred stock, convertible notes, and term loans. We are still in our early stages of development and have yet to generate revenues sufficient to fund cash flows from operations. Our ability to fund future operations and execute our long-term business plan and strategy, including our transformation into a therapeutics company, will require that we raise additional capital through the issuance of additional equity and/or debt. There can be no assurance that we will be able to raise such additional financing on satisfactory terms. If additional capital is not secured when required, we may need to delay or curtail our operations until such funding is received. If we cannot expand our operations or otherwise capitalize on our business opportunities because we lack sufficient capital, our business, financial condition and results of operations could be materially adversely affected. As a result, we have concluded that there is substantial doubt of our ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements.

Our ability to continue as a going concern is dependent upon obtaining additional capital and financing including through the consummation of the Business Combination. Our financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern. In connection with the consummation of the Business Combination on August 10, 2023, we raised an additional $36.8 million of cash (net of expenses related to closing the Business Combination). In addition, as described below, we received $4.5 million in cash proceeds from the exercise of warrants to purchase Series B-3 preferred stock in July 2023. We believe that the proceeds from the Business Combination and exercise of warrants should be sufficient to fund our operations through key data read-outs expected in mid-2024. However, unless we are able to raise additional capital, we do not currently expect that our existing cash and cash equivalents and additional cash received in connection with the Business Combination will be sufficient to fund our projected liquidity requirements for the next 12 months, creating substantial doubt about our ability to continue as a going concern. We have based these estimates on assumptions that may prove to be wrong and we could use our available capital resources sooner than we currently expect, and future capital requirements and the adequacy of available funds will depend on many factors, including those described in the section titled “Risk Factors” in this Report and the Proxy Statement/Prospectus. See also “—Funding Requirements” below.

In October 2022, we raised $9.8 million, net of issuance costs, through the issuance of Series B-2 preferred stock and warrants to purchase Series B-3 preferred stock. This issuance also included, at our option, a second tranche of Series B-2 preferred stock and warrants to purchase Series B-3 preferred stock (“Series B-3 Warrants”) for up to approximately $7.4 million (which could be increased to $10 million) and a third tranche, at the election of investors in the second tranche, of up to $4.3 million (which could be increased to $5 million) of Series B-2 preferred stock and warrants to purchase Series B-3 preferred stock, subject, in all respects, to the covenants in the Merger Agreement prohibiting us from issuing additional securities during the Interim Period without MTAC’s prior consent. We offered the Series B-2 preferred stock to all of our preferred stockholders at the time of the Initial Preferred Stock Financing (representing approximately 99.2% of our then outstanding shares on an as-converted to common stock basis).

In January through June 2023, holders of warrants to purchase 102,446,428 shares of Series B-3 preferred stock exercised their purchase right, for proceeds of approximately $5.1 million. In March 2023, we effectuated (i) a closing of a portion of the second tranche of the Initial Preferred Stock Financing whereby 8,396,207 shares of Series B-2 preferred stock and accompanying warrants to purchase 33,584,828 shares of Series B-3 preferred stock, representing 40% of the shares committed in the second tranche, were sold for an aggregate purchase price of $2.9 million, and (ii) an additional closing under the purchase agreement for the Initial Preferred Stock Financing whereby 714,285 shares of Series B-2 preferred stock and accompanying warrants to purchase 2,857,140 shares of Series B-3 preferred stock were sold for an aggregate purchase price of $0.2 million.

In June 2023, we effectuated (i) a closing of a portion of the second tranche of the Initial Preferred Stock Financing whereby 10,428,583 shares of Series B-2 preferred stock and accompanying warrants to purchase 41,714,332 shares of Series B-3 preferred stock, representing approximately 49.7% of the shares committed in the second tranche, were sold for an aggregate purchase price of $3.7 million, and (ii) an additional closing under the purchase agreement for the Initial Preferred Stock Financing whereby 6,714,284 shares of Series B-2 preferred stock and accompanying warrants to purchase 26,857,136 shares of Series B-3 preferred stock were sold for an aggregate purchase price of $2.3 million.

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In July 2023, holders of warrants to purchase 90,619,356 shares of Series B-3 preferred stock exercised their purchase rights for proceeds of approximately $4.5 million.

Any Series B-3 Warrants that were not exercised for cash were automatically net settled for shares of TriSalus Common Stock immediately prior to the closing of the Business Combination and exchanged into shares of Combined Company Common Stock at the Effective Time.

Cash Flows

Comparison of the Six Months Ended June 30, 2023, and June 30, 2022

The following table presents net cash from operating, investing, and financing activities (in thousands):

	Six Months Ended June 30,
	2023	2022
Net cash used in operating activities	$(19,739)	$(18,686)
Net cash used in investing activities	(104)	(421)
Net cash provided by financing activities	14,333	3,562
Net increase / (decrease) in cash, cash equivalents and restricted cash	$(5,510)	$(15,545)

Cash Used in Operating Activities

For the six months ended June 30, 2023, net cash used in operating activities was $19.7 million. The net cash used in operating activities consisted of net loss of $22.2 million, adjusted for non-cash charges totaling $1.2 million, primarily related to a gain on the adjustment of the fair value of warrants to purchase preferred stock of $3.5 million, partially offset by a loss on equity issuance of $4.2 million. Net operating assets and liabilities decreased $1.3 million, due primarily to an increase in accounts payable and accrued liabilities.

For the six months ended June 30, 2022, net cash used in operating activities was $18.7 million. The net cash used in operating activities consisted of net loss of $16.6 million, adjusted for non-cash charges totaling $0.6 million, primarily related to depreciation and amortization of $0.3 million, non-cash interest expense of $0.2 million, and stock-based compensation expense of $0.1 million. In addition, there was a net increase of $2.8 million in our net operating assets and liabilities. The increase in our net operating assets and liabilities was driven by an increases in prepaid expenses of $1.5 million and accounts receivable of $0.1 million, and a decrease in trade payable, accrued expenses and other current liabilities of $1.1 million.

Cash Used in Investing Activities

Net cash used in investing activities of $0.1 million for the six months ended June 30, 2023, was primarily due to payments to acquire or maintain intellectual property.

Net cash used in investing activities of $0.4 million for the six months ended June 30, 2022, was primarily due to purchases of property and equipment of $0.4 million.

Cash Used in Financing Activities

Net cash provided by financing activities of $14.3 million for the six months ended June 30, 2023, consisted principally of proceeds from the issuance of Series B-2 preferred stock of $9.2 million, and proceeds from the exercise of warrants to purchase Series B-3 preferred stock of $5.1 million.

Net cash provided by financing activities of $3.6 million for the six months ended June 30, 2022, consisted of proceeds from the issuance of Series B-2 preferred stock.

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Funding Requirements

Our primary use of cash is to fund operating expenses, which consist of research, development and clinical expenses related to our lead product candidate SD-101, and preclinical programs, sales and marketing expenses related to the growth of TriNav, as well as general and administrative expenses. We plan to advance the development of SD-101, initiate new research and pre-clinical development efforts and seek marketing approval for product candidates that we successfully develop. If we obtain approval for our product candidates, we expect to incur commercialization expenses, which may be significant, related to establishing sales, marketing, manufacturing capabilities, distribution and other commercial infrastructure to commercialize such products. Accordingly, we may need to obtain substantial additional funding in connection with our continuing operations. Inflation and rising interest rates may result in an economic recession globally or in the U.S., which could lead to a reduction in product demand, a decrease in corporate capital expenditures, prolonged unemployment, labor shortages, reduction in consumer confidence, adverse geopolitical and macroeconomic events, or any similar negative economic condition. Economic conditions in some parts of the world have been worsening, with disruptions to, and volatility and uncertainty in, the credit and financial markets in the U.S. and worldwide resulting from the effects of inflation and rising interest rates. These conditions have been further exacerbated by recent and potential future disruptions in access to bank deposits or lending commitments due to bank failures, the war in Ukraine and the lingering effects of the COVID-19 pandemic. It is not possible at this time to estimate the long-term impact that these and related events could have on our business, as the impact will depend on future developments, which are highly uncertain and cannot be predicted. If these conditions persist and deepen, we could experience an inability to access additional capital, or our liquidity could otherwise be impacted. If we are unable to raise capital when needed and on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs and/or other efforts. A recession or additional market corrections resulting from the impact of difficult macroeconomic conditions, disruptions in the banking system, and the lingering effects of the COVID-19 pandemic could materially affect our business and the value of our securities.

We also expect to continue to incur significant expenses in connection with our ongoing activities related to TriNav, including sales and marketing expenses and expenditures to support expansion of our production capacity to support our expected sales growth. Our future capital requirements, both near and long-term, will depend on many factors, including but not limited to: the success of our commercialization of TriNav including, among other things, continued patient and physician adoption of TriNav and our ability to maintain adequate reimbursement for TriNav; the cost of commercialization activities for TriNav, including manufacturing, distribution, marketing and sales; net product revenues received from sales of TriNav; the outcome, timing and cost of the regulatory approval process for SD-101 by the FDA, including the potential for the FDA to require that we perform more studies and clinical trials than those that we currently expect; the costs involved in preparing, filing and prosecuting patent applications and annuity fees relating to issued patents; the cost of maintaining and enforcing our intellectual property rights, as well as the cost of defending intellectual property disputes, including patent infringement actions brought by third parties against us; the initiation, progress, timing, costs and results of clinical trials and other research and development related to our product candidates; and the extent to which we in-license, acquire or otherwise partner in development or commercialization of other products, product candidates or technologies; the achievement of milestones or occurrence of other developments that trigger payments under the Dynavax Agreement or any other collaboration or other agreements; the number of future product candidates that we may pursue and their development requirements; the costs of commercialization activities for any of our product candidates that may receive marketing approval to the extent such costs are not the responsibility of any future collaborators, including the costs and timing of establishing product sales, marketing, distribution and manufacturing capabilities; the amount and timing of future revenue, if any, received from commercial sales of our current and future product candidates upon any marketing approvals; and the costs of operating as a public company.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of securities offerings, debt financings, collaborations, strategic alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, existing ownership interest in our company may be materially diluted, and the terms of these securities may include liquidation or other preferences that adversely affect common stockholders’ rights. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we raise funds through additional collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

As of June 30, 2023, we had $3.9 million in cash and cash equivalents. We also had $250 thousand in restricted cash to support our corporate credit card program. We will likely require additional capital in the near term in order to continue to fund our operations through equity or debt financings, partnerships, collaborations, or other sources which may not be available on a timely basis, on favorable terms, or at all, and such capital, if obtained, may not be sufficient to enable us to continue to implement our long-term business strategy.

Additionally, we may never become profitable, or if we do, may not be able to sustain profitability on a recurring basis. If we cannot capitalize on our business opportunities because we lack sufficient capital, our business, financial condition and results of operations could be materially adversely affected and we may need to delay or curtail our operations until such funding is received.

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Our continuation as a going concern is dependent on our ability to generate sufficient cash flows from operations and/or obtain additional capital through equity or debt financings, partnerships, collaborations, or other sources to carry out our long-term business strategy. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than fair value for such assets and less than the value at which such assets are carried on our financial statements, and it is likely that investors will lose all or a part of their investment. As discussed in Note 1 to our unaudited consolidated financial statements included in Exhibit 99.1 to this Form 8-K, there is substantial doubt regarding our ability to continue as a going concern as of June 30, 2023.

Contractual Obligations and Commitments

Our contractual obligations as of June 30, 2023, include lease obligations of $1.8 million, reflecting the minimum commitments for our principal administrative and production facility and other office spaces. See Note 15 to our audited consolidated financial statements included in the Proxy Statement/Prospectus for more information on our lease obligations, including the scheduled maturities and timing of cash payments related to these obligations.

Pursuant to the Asset Purchase Agreement, dated July 31, 2020, between TriSalus and Dynavax, we have paid Dynavax $11 million as of June 30, 2023, and may be required to pay Dynavax up to an additional $159 million upon the achievement of certain development and regulatory milestones with respect to SD-101. We will also be required to pay up to $80 million upon achieving certain commercial milestones once sales of SD-101 have begun. The Dynavax Agreement also obligates us to pay low double-digit royalties based on potential future net sales of product containing SD-101 compound on a product-by-product and country-by-country basis during the applicable royalty term. Such royalties are subject to reduction by up to 50% in certain circumstances.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates:

Our significant accounting policies are summarized in Note 2 “Summary of Significant Accounting Policies” in the unaudited condensed consolidated financial statements included in Exhibit 99.1. While all of these significant accounting policies affect the reporting of our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require us to use a greater degree of judgment and/or estimates. Actual results may differ from those estimates. Additionally, changes in accounting estimates could occur in the future from period to period.

Revenue Recognition

Our revenue is derived from shipments of our TriNav infusion devices to our customers which are generally comprised of hospitals, clinics and physicians, and is recognized in accordance with the provisions of the Financial Accounting Standards Board (“ASB”) ASC 606, Revenue from Contracts with Customers, and all related applicable guidance.

Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, we perform the following five steps: (i) identify the contract; (ii) identify the performance obligation; (iii) determine the transaction price; (iv) allocate the transaction price; and (v) recognize revenue.

We contract with our customers based on customer purchase orders. For each contract, we consider the promise to transfer products, each of which is distinct, to be the identified performance obligation. As part of our performance obligation, products are delivered in accordance with the terms of the purchase order and we do not have any on-going service obligation after delivery.

We maintain a single, discrete transaction price for each of the products, with no adjustments since the price is approved by CMS. We do not have multiple performance obligations to complete when a purchase order is fulfilled, hence the transaction price is always allocated fully to the units being sold.

Revenue is recognized when the units for a purchase order have been shipped and control of the units has transferred to the customer. Ex-works shipment is followed, wherein we recognize revenue when the shipment leaves our premises. In certain cases where purchase orders specify alternate shipping terms, usually delivery at place, revenue recognition is deferred until we are assured the units are delivered.

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Sales, value add, and other taxes collected on behalf of third parties are excluded from revenue. Revenues from product sales are recorded at the net sales price (transaction price), which includes estimates of variable consideration for which reserves are established for discounts, returns, rebates and allowances. We do not have a history of any refunds, allowances or other concessions provided to our customers from the agreed-upon sales price after delivery of the product. We do not offer discounts, except to distributors as discussed below. We had certain arrangements with distributors under which the distributors purchased and then resold our products in geographic markets where we did not have sales presence. These arrangements provided for a discount on the invoice. When the distributor resold our units at our normal sales price, the discount served to compensate the distributor for their efforts. We recorded these sales net of the discounts. One of our distributors, ACD, accounted for approximately 26% and 20% of our sales for six months ended June 30, 2023, and the year ended December 31, 2022, respectively. We discontinued the distributor agreement with ACD in December 2022.

We provide certain customers with rebates that are explicitly stated in our contracts and are recorded as a reduction of revenue in the period the conditions for the rebates are achieved. The rebates result from performance-based offers that are primarily based on attaining contractually specified sales volumes.

Research and Development

R&D costs include our engineering, regulatory, pre-clinical and clinical activities. R&D costs are expensed as incurred. Approximately 28% of our R&D costs are headcount-related; the balance is external services we purchase, such as pre-clinical supplies and materials, clinical study management and supplies, and consulting related to our R&D.

We are required to estimate our expenses resulting from our obligations under agreements with vendors, consultants, and contract research organizations, in connection with conducting R&D activities. The financial terms of these contracts are subject to negotiations, which vary from agreement to agreement and may result in payment flows that do not match the periods over which goods or services are provided. We reflect R&D expenses in our consolidated financial statements by matching those expenses with the period in which services and efforts are expended. We account for these expenses according to the progress of the agreements, along with preparation of financial models, taking into account discussions with research and other key personnel as to the progress of studies or other services being performed. To date, we have had no material differences between our estimates of such expenses and the amounts actually incurred. Nonrefundable advance payments for goods and services are deferred and recognized as expense in the period that the related goods are consumed or services are performed.

Warrant and Tranche Rights and Obligation Liabilities

We classified the Series B-2 tranche rights and obligations and Series B-3 Warrants as liabilities on the consolidated balance sheets. We measured the Series B-2 Tranche Rights and Series B-3 Warrants at fair value upon issuance in October 2022, March 2023, and June 2023, and remeasured the liabilities to fair value at December 31, 2022, March 31, 2023, and June 30, 2023, with changes in the fair value at each measurement date recognized in Change in fair value of tranche and warrant liabilities in the consolidated statements of operations.

The fair value of the Series B-2 tranche liabilities was determined using a Binomial Tranche Model. The fair value of the Series B-3 Warrants was determined using a probability-weighted expected outcome model whereby the following two scenarios were probability-weighted based on the Company’s expectation of each occurring: (1) a status quo scenario whereby the Company would continue as a private company and (2) a scenario where the Business Combination would close. Under the status quo scenario, the Series B-3 Warrants, including warrants to be issued under the second and third tranches, were valued using the Black-Scholes model.

The fair value of the Series B-2 tranche liabilities and Series B-3 Warrants used various inputs and assumptions that required management to apply judgment and make estimates, including:

•	the equity value under the status quo scenario, which was determined using the Guideline Public Company method within the market approach to estimate the fair value of equity on a minority, marketable basis using selected publicly traded peer companies and valuation multiples based on size, growth, profitability, and other relevant factors;

•	the fair value of underlying Series B-2 preferred stock, which was determined using the Option Pricing Model to allocate the Company’s equity value among its various classes of equity securities under the status quo scenario;

•	issuance and exercise price, which was based on the terms of the purchase agreement;

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•	expected term, which we based on the expiry periods as defined in the purchase agreement;

•	expected volatility, which was based on the historical equity volatility of publicly traded peer companies for a term equal to the expected term of the warrants and tranche liabilities;

•	risk-free interest rate, which was determined by reference to the U.S. Treasury yield curve for time periods commensurate with the expected terms of the warrants and tranche liabilities; and

•	expected dividend yield, which we estimate to be zero based on the fact that we have never paid or declared dividends.

These estimates may be subjective in nature and involve uncertainties and matters of judgment and therefore cannot be determined with exact precision. The scenario probability is the most sensitive estimated input into the calculation of the fair value of the Series B-3 Warrants. The risk of exposure is estimated using a sensitivity analysis of potential changes in the significant unobservable inputs, primarily the scenario probability input that is the most susceptible to valuation risk.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. MTAC previously elected to avail itself of the extended transition period, and following the consummation of the Business Combination, the Combined Company will be an emerging growth company and will take advantage of the benefits of the extended transition period that the emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare our financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

The Combined Company will remain an emerging growth company under the JOBS Act until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of MTAC’s initial public offering (i.e., December 31, 2025), (b) in which the Combined Company has total annual gross revenue of at least $1.235 billion, or (c) in which the Combined Company is deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of the Combined Company’s common equity that is held by non-affiliates exceeds $700.0 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which the Combined Company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Recent Accounting Pronouncements

Note 2(q) to our audited consolidated financial statements included in the Proxy Statement/Prospectus includes more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.

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